Exhibit 4(ff)

                     SECOND AMENDMENT TO LOAN AGREEMENT

      This SECOND AMENDMENT TO LOAN AGREEMENT (this "Amendment"), dated as of the 1st day of April, 1999, made by and between Fleet National Bank, a national banking association (as successor-in-interest to Fleet Bank of Massachusetts, a Massachusetts banking corporation), having a regular place of business at One Monarch Place, Springfield, Massachusetts (the "Bank"); and The Berkshire Gas Company, a Massachusetts public utility corporation having a usual place of business at 115 Cheshire Road, Pittsfield, Massachusetts (the "Borrower"), to the Loan Agreement between the Borrower and the Bank dated as of December 14, 1993, as modified by that certain Loan Modification Agreement between the Borrower and the Bank dated April 11, 1994 (as amended or modified, the "Loan Agreement"). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement. As wed herein, the term "Loan Documents" shall have the meaning set forth in the Loan Agreement, as amended hereby.

                                  RECITALS

      A. Pursuant to the Loan Agreement, the Bank has agreed to lend the Borrower Six Million Dollars ($6,000,000) (the "Term Loan") with a maturity date of April 1, 1999.

      B. The Borrower has requested that the Bank renew the Term Loan and extend the maturity date to April 1, 2004.

      C. The Bank has agreed to such request upon the terms and conditions set forth herein, and to accomplish the foregoing purpose, the Borrower and the Bank are mutually desirous of amending the Loan Agreement as set forth herein.

                           STATEMENT OF AGREEMENT

      NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Borrower and the Bank hereby agree as follows:

                                  ARTICLE I

                        AMENDMENTS TO LOAN AGREEMENT

      The Loan Agreement is hereby amended as follows:

      1.1 Amendment of Loan Modification Agreement. The Loan Modification hereby amended by deleting the Preliminary Statement and Section 2 in their entirety.

      1.2 Amendment of Definition of Loan Documents. Section 1.2 of the Loan hereby deleted in its entirety and replaced with the following

            "1.2 Loan Documents Defined. As used herein, the term "Loan Documents" shall mean, collectively, (i) this Loan Agreement, as amended, (ii) that certain $6,000,000 Commercial Promissory Note dated December 14, 1993 by the Borrower in favor of the Bank, as modified and amended (the "Note") (iii) that certain $7,000,000 Demand Revolving Business Credit Note made by the Borrower on February 17, 1995 in favor of the Bank, as amended, (iv) that certain First Mortgage Indenture and Deed of Trust (the "Trust Indenture"), dated July 1, 1954 between the Borrower (formerly known as Pittsfield Coal Gas Company) and Chemical Bank (formerly known as Chemical Bank and Trust Company) as Trustee, as amended, (v) that certain Note Agreement (the "Note Agreement") of the Borrower dated as of November 1, 1996 (regarding $16,000,000 7.80% Senior Notes due November 15, 2021), (vi) that certain ISDA Master Agreement dated as of February 16, 1999 between the Bank and the Borrower (the "Swap Agreement"), (vii) that certain Letter Agreement dated
      February 16, 1999 between the Bank and the Borrower confirming the terms and conditions of the Swap Agreement, and (viii) any and all other agreements and documents related to or executed or delivered in connection with the foregoing agreements listed in (i) through (v) or in connection with any existing or future indebtedness of the Borrower to the Bank.

      1.2A Amendment of Section 2.5. Section 2.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

            "2.5 Use of Proceeds. The proceeds of the Loans shall be used for working capital and other general corporate purposes."

      1.3   Amendment of Financial Statement Requirements.

      (a) Section 3.1.1(i) of the Loan Agreement is hereby amended by replacing the word "reviewed" with the word "audited".

      (b) Section 3.1.1 (ii) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "(ii) As soon as available, and in any event within forty five
      (45) days after the end of each of the first three quarters of each fiscal year, internally prepared or accountant prepared consolidated financial statements of the Borrower and Berkshire Energy Resources, a Massachusetts business trust ("BER"), and its subsidiaries, including balance sheets, statements of earnings and changes in cash flow; provided, however, that if, and only for so long as, the Borrower accounts for at least seventy five percent (75%) of the revenues and capital of BER, the Borrower shall not be obligated to provide such quarterly statements of the Borrower."

      (c) Section 3.1.1(ii) of the Loan Agreement is hereby amended by replacing the first sentence thereof with the following:

            "With reasonable promptness, additional financial reports, statements and information regarding the financial condition, business and operations of the Borrower and BER as the Bank reasonably may request from time to time."

      (b) Section 3.1 of the Loan Agreement is hereby amended by adding the following new Sections 3.1.2 and 3.1.3:

            "3.1.2 In connection with the delivery of any of the foregoing financial statements of the Borrower to the Bank, the Borrower hereby covenants to cause a certified public accountant reasonably acceptable to the Bank ("Accountants") to deliver a letter to the Bank, upon which the Bank may rely, stating that such financial statements have been prepared based on the same books and records of the Borrower as the books and records of the Borrower used to prepare any consolidated financial statements of BER {whether internally prepared or auditor prepared) which include the Borrower's financials.

            3.1.3 The Borrower hereby covenants that upon reasonable request of the Bank at any time and from time to time it shall cause its Accountants to provide a letter to the Bank, upon which the Bank may rely, stating (i) that such Accountants have reviewed the Trust Indenture and the Note Agreement, each as then currently in effect, and (ii) whether or not the Borrower is then in compliance with the terms and provisions of the Trust Indenture and the Note Agreement."

       1.4 Amendment of Section 7.4. Section 7.4(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

      "(a) If to the Bank, to it at:

      Fleet National Bank
      One Monarch Place
      Springfield, MA 01102"

      1.5 Pledge of Loan Documents. The following new Section 7.11 shall be inserted immediately following Section 7.10:

            "7.11 Pledge of Loan Documents. The Bank may at any time pledge all or any portion of its rights under the Loan Documents including, without limitation, any portion of the Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the loan documents."

                                 ARTICLE II

                  AMENDMENTS TO COMMERCIAL PROMISSORY NOTE

      The Note is hereby amended as follows:

      2.1 The first and second sentences of the second paragraph are hereby deleted in their entirety.

      2.2 The third, fourth, fifth and sixth paragraphs are hereby deleted entirely and replaced with the following:

            "The term "Base LIBOR Rate" shall mean the rate per annum obtained by dividing (i) the Fixed LIBOR Rate for each Interest Period, by (ii) a percentage equal to one hundred percent (100%) minus the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or if more than one such percentage is applicable, minus the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirements (including, without limitation, any marginal reserve requirement) for the Bank (or of any subsequent holder of this Note which is subject to such reserve requirements) in respect of liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to the Interest Period.

            The term "Boston Banking Day" means a day on which banks are not required or authorized by law to close in Boston, Massachusetts.

            The term "Business Day" shall mean: any Boston Banking Day and, if the applicable Business Day relates to the selection or determination of any interest rate computed with reference to the LIBOR Rate, any London Banking Day. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, unless, with respect to advances at the LIBOR Rate, the effect would be to make the payment due in the next calendar month, in which event such payment shall be due on the next preceding day which is a Business Day.

            The term "Interest Period" shall mean the applicable period for each LIBOR Loan beginning on the day selected, or deemed selected, by the Borrower at least two (2) Business Days prior to the end of the current Interest Period or, if no Interest Period has been selected, at least two (2) Business Days prior to the beginning of a new Interest Period, and ending (a) thirty (30) days thereafter at any time that the Swap Agreement is then in effect or (b) thirty (30), sixty (60), ninety (90) or one hundred twenty (120) days thereafter as selected by the Borrower at any time that the Swap Agreement is not then in effect.

            The term "LIBOR Principal Amount" shall mean that portion of the outstanding principal balance of the Loan with respect to which the Borrower has made the LIBOR Election as described herein.

            The term "Fixed LIBOR Rate" shall mean, with respect to each Interest Period, the rate of interest, expressed as an annual rate, equal to the simple average, rounded up to the nearest 1/16 of 1%, of the rates shown on the display referred to as the "LIBOR page" (or any display substituted therefor) of the Reuters U.S. Domestic Money Service transmitted through the Reuters monitor system as being the respective rates at which deposits in Dollars would be offered by the principal London offices of each of the banks named thereon to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the day which is two (2) London Banking Days before the first day of such Interest Period for a period substantially coextensive with such Interest Period.

            The term "London Banking Day" means any day on which dealings in deposits in Dollars are transacted in the London interbank market.

            The term "Prime Rate" shall mean the per annum rate of interest so designated from time to time by the Bank at its principal office as its prime or commercial base lending rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

            The outstanding principal balance shall bear interest at the Base LIBOR Rate plus (a) eight-tenths percent (0.8%) at any time the Swap Agreement is then in effect or (6) one and one eighth (1.125%) percent at any time that the Swap Agreement is not then in effect (as applicable, the "LIBOR Rate").

            During any period of time when the Swap Agreement is not then in effect, at least two (2) Business Days prior to each last day of any Interest Period by 10:00 a.m. of a Boston Banking Day the Borrower shall select the Interest Period from the alternatives available as elsewhere provided for herein, by giving irrevocable written notice, or by cable, tested telex, telecopier (with authorized signature) or telephone, but if not written, such notice shall be immediately confirmed by written notice, to Bank specifying the Interest Period. If no such selection is made, then a thirty (30) day Interest Period shall be deemed selected."

            Payments of interest for each LIBOR Loan shall be made on the last day of the Interest Period for each such LIBOR Loan. In any event, payment of principal, together with all accrued and unpaid interest thereon shall be due and payable in full on April 1, 2004."

      2.3 The eighth and ninth paragraphs are hereby deleted in their entirety and replaced with the following:

            "The Borrower shall have the right from time to time, upon at least two (2) Business Days prior written notice to the Bank, to prepay any outstanding LIBOR Loan, in whole (but not in part), and, except for prepayments resulting from revolving activity performed by the Bank under the Bank's Target Balance Service, the Borrower shall pay to the Bank a yield maintenance fee in an amount computed as follows: the latest published rate preceding the date of prepayment for United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the tenor of the Interest Period chosen for the LIBOR Loan, as to which the prepayment is made shall be subtracted from the London Interbank Offered Rate component of the LIBOR Interest Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period of the applicable LIBOR Loan. Said amount shall be reduced to present value calculated by using the number of days remaining in the Interest Period of the applicable prepaid LIBOR Loan and using the above-referenced United States Treasury Note or Bill rate and the number of days remaining in the Interest Period of the applicable prepaid LIBOR Loan. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment of the LIBOR Loan.

            The Borrower agrees to indemnify the Bank and to hold the Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Bank may sustain or incur as consequence of (i) default by the Borrower m payment of the principal amount of or any interest on any LIBOR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Loans, (ii) failure of the Borrower to make a borrowing after the Borrower has given (or is deemed to have given) a notice electing a LIBOR Loan, (iii) the making of any payment of a LIBOR Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such LIBOR Loans and (iv) default by the Borrower under the Swap Agreement."

      2.4 The seventh full paragraph on page 4 shall be amended by replacing the words "six (6) month LIBOR Rate" in subsection (b) thereof with the words "interest rate".

      2.5 The following new paragraphs are hereby added immediately following the sixth full paragraph on page 6 of the Note:

            "The Bank shall have the unrestricted right, at any tune and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and any or all of the Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal directly and solely with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

            Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, the Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor."

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES; COLLATERAL

      The Borrower hereby represents and warrants to the Bank that:

      3.1 Compliance with the Loan Agreement and other Loan Documents. As of the execution of this Amendment, the Borrower is in compliance with all of the terms and provisions set forth in the Loan Agreement and in the other Loan Documents to be observed or performed by the Borrower, except where the failure of Borrower to comply has been waived in writing by the Bank.

      3.2. Representations in Loan Agreement and other Loan Documents. The representations and warranties of the Borrower set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date of this Amendment except to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired.

3.3. No Event of Default. No default or Event of Default exists under the Loan Agreement or any of the other Loan Documents.


                                 ARTICLE IV

                       ACKNOWLEDGEMENT OF OBLIGATIONS

      4.1 Acknowledgement of Obligations. Borrower hereby ratifies and affirms all of the terms and provisions of the Loan Documents, as amended hereby, and acknowledges and agrees that all of its obligations under any of the Loan Documents to which the Bank is a party are owed to the Bank without any offset, deduction, defense or counterclaim of any nature.

                                  ARTICLE V

              MODIFICATION OF AND CONSENT UNDER LOAN DOCUMENTS;
                         EFFECTIVENESS OF AMENDMENT

      5.1. Loan Documents. The Loan Agreement and each of the other Loan Documents are hereby amended to provide that any reference to the "Agreement" in the Loan Agreement or any of the other Loan Documents executed and or delivered in conjunction therewith (excluding the Trust Indenture and the Note Agreement), or any reference to any of the other Loan Documents in the Loan Agreement or any other Loan Document executed and or delivered in conjunction therewith (excluding the Trust Indenture and the Note Agreement), shall mean the Loan Agreement or such Loan Document as amended by this Amendment, and as it is further amended, restated, supplemented or modified from time to time.

      5.2 Conditions Precedent. This Amendment shall become effective and be deemed effective as of the date hereof upon the satisfaction by the Borrower or waiver by the Bank of the following conditions precedent:

      (a) Receipt by the Bank of this Amendment, duly executed by the Borrower;

      (b) Receipt by the Bank of the First Amendment to Demand Revolving Business Credit Note between the Bank and the Borrower, duly executed by the Borrower;

      (c) Receipt by the Bank of Swap Agreement, duly executed by the Borrower;

      (d) Receipt by the Bank of the Consent of the Massachusetts Department of Public Utilities to the terms of this Amendment;

      (e) Payment to the Bank of its fee in the amount of Twenty Five Thousand Dollars ($25,000); and

      (f) Receipt by the Bank of such other documents, instruments and agreements as the Bank and its counsel may reasonably request.

                                 ARTICLE VI

                                   GENERAL

      6.1. Full Force and Effect. As expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Loan Agreement, "hereinafter", "hereto", "hereof" or words of similar import, shall, unless the context otherwise requires, mean the Loan Agreement as amended by this Amendment.

      6.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of The Commonwealth of Massachusetts (without giving effect to principles of conflicts or choice of laws of Massachusetts or of any other jurisdiction).

      6.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

      6.4 Expenses. The Borrower shall reimburse the Bank for all reasonable legal fees and expenses incurred by the Bank in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents or contemplated hereby.

      6.5. Headings. The headings in this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.


      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered on the date first above written.


                                         BORROWER:


                                         THE BERKSHIRE GAS COMPANY
ATTEST:

/s/Cheryl M. Clark                       By: s/s Michael J. Marrone
                                            -----------------------
Clerk                                    Name:
                                         Title:: Vice President,
                                                 Treasurer & C.F.O.
(CORPORATE SEAL)

                                         LENDER:

                                         FLEET NATIONAL BANK


                                         By: s/s Sheryl L. McQuade
                                            -----------------------
                                                 Sheryl L. McQuade,
                                                 Vice President